Exhibit 99

News Release
2700 Lone Oak Parkway
Eagan MN 55121-1534
nwa.com
612-726-2331

NORTHWEST AIRLINES ANNOUNCES
EXECUTIVE CHANGES

EAGAN, Minn. – (June 4, 2007) – Northwest Airlines (NYSE:NWA) today announced several executive appointments resulting from the resignation of a key officer who will depart the airline now that the company’s restructuring process has been successfully completed.

Phil Haan, executive vice president – international, alliances & information technology and chairman – NWA Cargo, has announced his intention to leave Northwest effective July 31, 2007.  Haan is Northwest’s longest tenured officer, having joined the company as vice president – revenue management in April 1991.  Prior to joining Northwest, Haan spent nine years at American Airlines.

“Now that we have successfully guided Northwest through this restructuring process, and with 25 years experience in the airline industry, I am ready for new challenges,” Haan said.  Commenting on Haan’s career, Doug Steenland, Northwest president and chief executive officer said, “Phil has been a critical member of the senior management team for the past 16 years.  He led Northwest’s Asia/Pacific business during an exceptionally tumultuous decade and transformed the business into a successful, profitable enterprise.  Phil played key roles in building our very successful joint venture across the Atlantic with KLM.  He has also left an indelible mark on many other functions within the company through innovation and application of technology.  We will miss Phil’s global strategic perspective; we wish him well and thank him for his numerous contributions to Northwest Airlines.”

Neal Cohen, who currently serves as executive vice president and chief financial officer, has been named executive vice president – strategy, international and chief executive officer – regional airlines.  In his new role, Cohen will have lead responsibility for strategy development, will manage NWA’s international passenger and cargo businesses as well as oversee NWA’s wholly-owned regional carriers.  Cohen will continue to report to Steenland.

“Neal was very instrumental in the company’s successful restructuring efforts and is extremely knowledgeable with all aspects of Northwest’s business portfolio,” Steenland said.  “His creativity and broad strategic leadership skills make him ideally suited to take on this challenging role as we strive to excel in the highly competitive international sector.”

Dave Davis, senior vice president – finance and controller, has been promoted to executive vice president and chief financial officer, replacing Cohen. He will report to Steenland.   Davis rejoined Northwest in August 2005 after serving as chief financial officer at US Airways.

“Dave Davis is a seasoned finance expert and was a key participant in the successful restructuring of our business. We are fortunate to have a very capable internal successor who will continue to lead all aspects of financial management for the airline,” Steenland continued.

In addition to financial planning, accounting, tax, treasury, fuel and fleet planning, Davis will also have responsibility for managing facilities and airport affairs which had previously reported to Steenland.

Theresa Wise, currently chief information officer, has been promoted to senior vice president and chief information officer, reporting directly to Steenland.

Cohen rejoined Northwest in May 2005 and was appointed Northwest’s executive vice president and chief financial officer. Previously, he was executive vice president of finance and chief financial officer for US Airways from April 2002 to April 2004.  Prior to his position at US Airways, Cohen served as chief financial officer for various service and financial organizations.

From 1991 to 2000, Cohen held a number of senior marketing and finance positions at Northwest Airlines, including senior vice president and treasurer, and vice president, market planning. Prior to joining Northwest, he spent seven years at General Motors’ New York City treasurer’s office.

Cohen has master of business administration and bachelor degrees from the University of Chicago.

Prior to rejoining Northwest as senior vice president – finance and controller, Davis served as the chief financial officer of Houston-based KRATON Polymers, LLC.  He has also been executive vice president – finance and chief financial officer of US Airways where he led the company’s finance functions, fleet planning, purchasing, information technology, corporate real estate, investor relations and internal auditing.

In addition to his positions at KRATON and US Airways, Davis served as vice president – financial planning and analysis for Budget Group, Inc. as well as key finance positions at both Delta Air Lines and Northwest Airlines.

Davis holds a master of business administration degree and a bachelor of science degree in aerospace engineering from the University of Minnesota.

Wise was appointed vice president – information services in October 2001. She joined

Northwest in 1993 and prior to her appointment as vice president – information services, was managing director – information services.

Wise graduated from St. Olaf College with a bachelor of arts degree in mathematics and chemistry. She holds a doctorate and a master of science degree in operations research and applied math from Cornell University.

Northwest Airlines is one of the world’s largest airlines with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures.  Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks.  Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.